OCEAN ENERGY, INC.
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
(as Amended and Restated)

OCEAN ENERGY, INC.
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

        WHEREAS, OCEAN ENERGY, INC. (the "Company"), desiring to aid certain of its executives in making provision for their retirement for the purpose of assisting the Company to recruit and retain key management personnel, maintains the OCEAN ENERGY, INC. EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN (the "Plan"); and

        WHEREAS, the Company desires to amend the Plan in certain respects;

        NOW, THEREFORE, the Plan is hereby amended and restated as follows, effective as of July 1, 2001:

I.
Definitions and Construction

        1.01 Definitions Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1)	Accrued Benefit: The benefit of a Member determined under the Plan.

(2)	Actuarial Equivalent: Equality in value of the aggregate amounts expected to be received under different forms of payment based upon (a) if prior to a Change in Control (as defined in the Company’s 2001 Long-Term Incentive Plan or its successor), mortality and interest rate assumptions adopted by the actuary for the Plan and (b) if on and following a Change in Control, (i) the Applicable Mortality Table (as defined in section 417(e)(3)(A)(ii)(I) of the Code), and (ii) the annual rate of interest on 30-year Treasury securities for the calendar month that is three months prior to the calendar year in which the Member’s Annuity Starting Date occurs.

(3)	Annuity Starting Date: The first day of the first period with respect to which an amount is received as a benefit pursuant to the Plan.

(4)	Applicable Percentage: The percentage determined by the Committee and set forth in a Member's Membership Agreement which is used to compute his Accrued Benefit.

(5)	Average Monthly Compensation: The result obtained by dividing the total Compensation paid to a Member during a considered period by the number of months during the considered period. The considered period shall be the Member’s last five consecutive calendar years of employment with the Company and its subsidiaries (including any predecessors); provided, that if a Member has less than five consecutive calendar years of employment, his considered period shall be all of his completed calendar years of employment.

(6)	Code: The Internal Revenue Code of 1986, as amended.

(7)	Committee: The Compensation Committee of the Directors.

(8)	Company: Ocean Energy, Inc., a Delaware corporation.

(9)	Compensation: Except as otherwise provided in a Member’s Membership Agreement, the total of all amounts paid by the Company to or for the benefit of a Member for services rendered or labor performed while a Member, including (i) elective contributions made on a Member’s behalf by the Company that are not includable in income under sections 125, 129 or 402(g) of the Code and (ii) elective deferrals of compensation, including incentive bonuses, under a nonqualified deferred compensation program, but excluding non-cash remuneration, income incurred as a result of the exercise of stock options or stock appreciation rights, and fringe benefits or perquisites (whether paid in cash or in kind) and, except as expressly included herein, Company contributions to any other deferred compensation program.

(10)	Directors: The Board of Directors of the Company.

(11)	Eligible Surviving Spouse: A surviving spouse to whom a deceased Member was married on his Annuity Starting Date or, if earlier, his date of death.

(12)	Member: Any employee of the Company or any subsidiary of the Company who has been designated by the Committee to be a Member of the Plan and who has executed a Membership Agreement.

(13)	Membership Agreement: The agreement executed by and between an employee of the Company or any subsidiary evidencing his status as a Member of the Plan and setting forth the terms and conditions of such membership. A Member’s Membership Agreement may change any provision of the Plan as it pertains to such Member and such provision as so changed shall be applicable and binding with respect to such Member and the Company as if set forth in the text of the Plan.

(14)	Normal Retirement Date: The date upon which a Member attains sixty-five years of age.

(15)	Pension: With respect to a Member entitled to receive benefits under the Plan, a series of monthly payments for the life of the Member.

(16)	Plan: The Ocean Energy, Inc. Executive Supplemental Retirement Plan, as amended from time to time.

(17)	Plan Year: Any twelve consecutive month period commencing upon January 1 of each year.

(18)	Trust: The trust, if any, established under the Trust Agreement.

(19)	Trust Agreement: The agreement, if any, entered into between the Company and the Trustee pursuant Article II.

(20)	Trust Fund: The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profit, and increments thereto."

(21)	Vested Interest: The percentage of a Member's Accrued Benefit which, pursuant to the Plan and his Membership Agreement, is nonforfeitable.

        1.02 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.

II.
Purpose and Nature of the Plan

        The purpose of the Plan is to provide supplemental retirement benefits for those employees who are designated by the Committee as Members and who complete the required period of employment with the Company and its subsidiaries. The Plan is intended to provide a method for attracting and retaining key employees of the Company and its subsidiaries and to encourage such individuals to remain with the Company and its subsidiaries and devote their best efforts to its affairs. The Plan shall constitute an unfunded, unsecured obligation of the Company to make retirement benefit payments in accordance with the provisions of the Plan. The establishment of the Plan shall not be deemed to create a trust. No Member shall have any security or other interest in any assets of the Company.

        The Committee, in its sole discretion, may establish the Trust and direct the Company to enter into the Trust Agreement. In such event, the Company shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of the Company’s creditors if the Company ever becomes insolvent. For purposes hereof, the Company shall be considered “insolvent” if (a) the Company is unable to pay its debts as they become due, or (b) the Company is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute). The chief executive officer of the Company and its board of directors shall have the duty to inform the Trustee in writing if the Company becomes insolvent. When so informed, the Trustee shall suspend payments to the Members and hold the assets for the benefit of the Company’s general creditors. If the Trustee receives a written allegation that the Company is insolvent, the Trustee shall suspend payments to the Members and hold the Trust Fund for the benefit of the Company’s general creditors, and shall determine whether the Company is insolvent. If the Trustee determines that the Company is not insolvent, the Trustee shall resume payments to the Members. No Member or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund.

III.
Participation

        3.01 Selection of Participants. The Committee shall select those individuals who will participate in the Plan. Members of the Plan shall be selected from among those key employees of the Company or any subsidiary of the Company who, in the opinion of the Committee, are in a position to make the most significant contributions to the long-term profitability of the Company. The term “employee” shall mean any person (including any officer) employed by the Company or a subsidiary on a full-time salaried basis and shall include directors who are also employees of the Company or of a subsidiary. For purposes of the Plan, the term “subsidiary” shall mean any entity a majority of the outstanding voting stock or voting power of which is beneficially owned directly or indirectly by the Company. No member of the Committee while serving as such shall be eligible to be a Member of the Plan.

        3.02 Notice. The Committee shall give written notice to each employee who has been selected to be a Member of the Plan. Each Member of the Plan shall execute a Membership Agreement setting forth the terms and conditions of his membership.

IV.
Benefits

        4.01 No Benefits Unless Herein Set Forth. Except as set forth in this Article, a Member shall acquire no right to any benefit under the Plan. The elimination of the Social Security Benefit offset hereunder shall not apply to any Member who terminated prior to July 1, 2001.

        4.02 Retirement.

        (a) A Member whose employment with the Company and its subsidiaries is terminated, for a reason other than death, on or after his Normal Retirement Date shall be entitled to receive, as of such date, a Pension commencing on the first day of the month coinciding with or next following the Member’s Annuity Starting Date, each monthly payment of such Pension being equal to his Applicable Percentage of his Average Monthly Compensation.

        (b) With respect to any Member who is to receive his benefit pursuant to Paragraph (a) above, such Member’s Annuity Starting Date shall be his Normal Retirement Date or, if later, the first day of the first month coincident with or immediately following his termination of employment with the Company and its subsidiaries.

        4.03 Severance Benefit.

        (a) For purposes of this Section, a Member’s Vested Interest shall be determined by such Member’s full years of Vesting Service in accordance with the vesting schedule established by the Committee with respect to such Member at the time he is designated as a Member of the Plan. A Member’s vesting schedule shall be set forth in his Membership Agreement. A Member shall be credited with one year of Vesting Service for each calendar year during which he is employed by the Company or a subsidiary on a full-time basis or during which he is entitled to severance benefits pursuant to a contract or the Company’s regular severance policy.

        (b) Paragraph (a) above notwithstanding, a Member shall have a 100% Vested Interest upon termination of his employment by reason of total and permanent disability.

        (c) Each Member whose employment is terminated prior to his Normal Retirement Date for any reason other than death or total and permanent disability shall be entitled to receive a Pension commencing on the first day of the month coinciding with or next following such Member’s Normal Retirement Date, each monthly payment of such Pension being equal to the product of such Member’s Vested Interest, as of the date his employment was terminated, and his Applicable Percentage of his Average Monthly Compensation.

        (d) With respect to any Member who is to receive his benefit pursuant to Paragraph (c) above, such Member’s Annuity Starting Date shall be his Normal Retirement Date.

        4.04 Death Benefits.

        (a) A married Member with an Eligible Surviving Spouse shall have a survivor annuity paid to his Eligible Surviving Spouse in the event such Member dies while employed by the Company or a subsidiary. The survivor annuity provided by this Paragraph (a) shall consist of monthly payments in the same amount such deceased Member would have received had he terminated his employment with the Company and its subsidiaries on the day prior to his death assuming, for such purposes, that he had a 100% Vested Interest as of such date without regard to his actual Vested Interest as of such date. Payment of the survivor annuity provided by this Paragraph (a) shall begin as of the first day of the month coinciding with or next following the Member’s date of death and shall end as of the date of the Eligible Surviving Spouse’s death.

        (b) A married Member with an Eligible Surviving Spouse shall have a survivor annuity paid to his Eligible Surviving Spouse in the event such Member dies after termination of employment with the Company and its subsidiaries and prior to his Annuity Starting Date. The survivor annuity provided by this Paragraph (b) shall consist of monthly payments in the same amount such deceased Member would have been entitled to receive commencing as of his Annuity Starting Date. Payment of the survivor annuity provided by this Paragraph (b) shall begin as of the first day of the month coinciding with or next following the Member’s date of death and shall end as of the date of the Eligible Surviving Spouse’s death.

        (c) Any married Member with an Eligible Surviving Spouse who dies after his Annuity Starting Date shall have paid to such Eligible Surviving Spouse a survivor annuity consisting of monthly payments in an amount equal to the monthly amount the Member was receiving prior to his death. Such survivor annuity shall commence as of the first day of the month coinciding with or next following the Member’s date of death and shall end as of the date of the Eligible Surviving Spouse’s death.

        4.05 Disability Benefits.

        (a) A Member whose employment with the Company and its subsidiaries is terminated by reason of total and permanent disability shall be entitled to receive a Pension commencing on the first day of the month coinciding with or next following the date of such Member’s termination of employment, each monthly payment of such Pension being equal to the following amount:

(1) his Applicable Percentage of his Average Monthly Compensation; minus

(2) 100% of the monthly disability benefits received by him pursuant to the Ocean Energy, Inc. Long Term Disability Income Plan.

For purposes of computing item (2) above, the Member shall supply the Committee with such information as it may reasonably request. If a Member fails to supply the Committee with such information, the Company shall have no obligation to pay any benefits under the Plan to such Member. For purposes of this Paragraph (a) and section 4.03(b), a Member shall be deemed to be totally and permanently disabled if such Member has been determined to be eligible for benefits under the Ocean Energy, Inc. Long Term Disability Income Plan.

        (b) With respect to any Member who is to receive his benefit pursuant to Paragraph (a) above, such Member’s Annuity Starting Date shall be the first day of the first month coincident with or immediately following the date the Committee determines that he is totally and permanently disabled.

        4.06. Involuntary Cashouts. The Committee, in its sole discretion, may at any time pay a terminated Member (or a Member’s Eligible Surviving Spouse) the Actuarial Equivalent of the Member’s Accrued Benefit in a single lump sum payment and upon such payment no further benefits shall be due such person pursuant to the Plan.

V.
Forfeitures

        5.01 Discharge for Cause. Notwithstanding anything in the Plan to the contrary, if a Member’s employment is terminated by the Company or one of its subsidiaries because he has engaged in misconduct to the material detriment of the Company and its subsidiaries taken as a whole or because he has been convicted of a felony, he shall not be entitled to receive any benefit under the Plan and his Accrued Benefit shall be forfeited.

        5.02 Competition with the Company. Except as otherwise provided in a Member’s Membership Agreement, if a Member engages in competitive activities against the Company and its subsidiaries to the material detriment of the Company and its subsidiaries taken as a whole following his termination of employment, he shall forfeit all right and entitlement to any amount of Accrued Benefit under the Plan (regardless of whether payment of same has commenced) at the time he engages in such competitive activities[; provided, however, the foregoing forfeiture provision shall not be applicable if the Member’s employment is terminated (i) by the Company or a subsidiary other than pursuant to Section 5.01, (ii) by the Member and in connection with such termination the Company is obligated to provide compensation and benefits to the Member pursuant to a written employment agreement between the Member and the Company or (iii) because the Member’s job is eliminated or substantially reduced in scope following the Change in Control.]

VI.
Administration of the Plan

        6.01 Administration. The Committee shall be charged with the general administration of the Plan. The Committee shall be the “plan administrator” and shall be the “named fiduciary” with respect to the general administration of the Plan.

        6.02 Committee Actions. All Committee actions shall be controlled by a vote of a majority of its members; however, the signature of any Committee member on any document shall be sufficient evidence for any person that such document is in accordance with the terms of this Plan.

        6.03 General Duties. The Committee shall have the exclusive duty and authority to interpret the provisions of the Plan, to decide any disputes which may arise regarding the rights of Members and to direct the general administration of the Plan. Any disputes arising under the Plan shall be resolved by the Committee, and its decision shall be binding on all concerned parties. In the event that an individual’s claim for a benefit is denied or modified, the Committee shall provide such individual with a written statement setting forth the specific reasons for such denial or modification in a manner calculated to be understood by the individual. Any such written statement shall reference the pertinent provisions of the Plan upon which the denial or modification is based and shall explain the Plan’s claim review procedure. Such individual may, within sixty days of receipt of such written statement, make written request to the Committee for review of its initial decision. Within sixty days following such request for review, the Committee shall, after affording such individual a reasonable opportunity for a full and fair hearing, render its final decision in writing to such individual.

        6.04 Committee Records. The Committee shall maintain records of all relevant data pertaining to the Plan and minutes of all Committee meetings. Any Member may inspect any records pertaining to him during business hours.

        6.05 Expenses. All administrative expenses of the Committee shall be paid by the Company and its subsidiaries in such proportions as may be agreed upon by them from time to time.

        6.06 Information. The Company shall supply full and timely information relating to Members and such other pertinent facts as the Committee may require.

        6.07 Administrative Powers. The Committee shall enforce the terms of the Plan and shall have powers necessary to accomplish that purpose including, but not by way of limitation, the following powers:

(a) to determine all questions relating to eligibility;

(b) to determine all questions involving the timing and/or amount of benefits payable to or on behalf of Members;

(c) to hire legal counsel;

(d) to interpret Plan provisions and facts that are claimed to be the basis for benefit entitlement and to make and publish rules for the administration of the Plan; and

(e) to delegate administrative duties to others which are not inconsistent with the terms of the Plan.

VII.
Amendment and Termination

        7.01 Right to Amend Reserved. The Company reserves the right to amend the Plan at any time. In addition, the Chief Executive Officer of the Company may make such amendments as to not materially increase the Company’s obligations under the Plan. However, no amendment shall adversely affect any Member’s rights with respect to an Accrued Benefit under the Plan, whether or not vested or in pay status, including, without limitation, such rights provided by Section VIII. The Company or the Chief Executive Officer, as the case may be, shall promptly forward a copy of any such amendment to the Committee.

        7.02 Termination of Plan. The Company may terminate the Plan at any time; provided, however, each Member shall be automatically 100% vested in his Accrued Benefit under the Plan upon such termination.

        7.03 Automatic Termination of the Plan. The Plan shall terminate if the Company is legally dissolved, declared bankrupt or makes a general assignment for the benefit of its creditors, provided that Members shall have rights as general unsecured creditors of the Company upon occurrence of any such event.

VIII.
Change in Control

        8.01 Funding of Trust. Upon a Change in Control, as defined in the Company’s 2001 Long-Term Incentive Plan, or any successor thereto, the Company shall, at the end of each month thereafter, make such contributions to the Trust as are necessary, if any, for the then value of the assets of the Trust to equal the Actuarial Equivalent of the then Accrued Benefits under the Plan. Any failure to so fund the Trust shall cause all Accrued Benefits to be 100% vested upon such failure. In addition, the Members shall be furnished written evidence by the Company of such funding as soon as reasonably practical following each month. If such funding requirement is not met, a Member may request in writing to the Company that such funding contribution be made and if the Company fails to make such contributions prior to the end of the month following the month of such request, the Member shall be immediately paid the Actuarial Equivalent of his Accrued Benefit in a single, lump sum payment.

IX.
Miscellaneous

        9.01 Alienability. A Member shall not have any power or right to transfer, assign, anticipate, mortgage, commute or otherwise encumber in advance any of the benefits payable hereunder, nor shall said benefits be subject to seizure for payment of any debts or judgments of any of them, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

        9.02 Participation in Other Plans. Nothing contained in the Plan shall be construed to alter, abridge or in any manner affect the rights and privileges of a Member to participate in any pension, profit sharing, bonus or similar plan that the Company may now or hereafter have.

        9.03 Reorganization. The Company shall not merge or consolidate with any other corporation, or reorganize, unless and until such succeeding or continuing corporation agrees to assume and discharge the obligations of the Company under the Plan.

        9.04 Not a Contract of Employment. The Plan shall not be deemed to constitute a contract of employment nor shall any provision herein restrict the right of the Company to discharge a Member or restrict the right of a Member to terminate his employment.

        9.05 Benefits Constitute Unsecured Liability. Benefits under the Plan constitute an unfunded, unsecured liability of the Company to make payments in accordance with the provisions hereof, and neither a Member nor any person claiming under his shall have any security or other interest in any specific assets of the Company by virtue of the Plan.

        9.06 Governing Law. The Plan shall be construed, administered and governed in all respects by the laws of the State of Texas, without regard to conflicts of laws principles.

        9.07 Counterparts. The Plan may be executed or conformed in any number of counterparts, each of which will be deemed an original.

        IN WITNESS WHEREOF, the Company has executed this Plan amendment and restatement, effective for all purposes as of [July 1,] 2001.

Ocean Energy, Inc.

By: __________________________ Name: _____________________ Title: _______________________